Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2024 relating to the financial statements of The Marcus Corporation and the effectiveness of The Marcus Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Marcus Corporation for the year ended December 28, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche

Milwaukee, Wisconsin

October 4, 2024